UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Volterra Semiconductor Corporation
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VOLTERRA SEMICONDUCTOR CORPORATION
47467 Fremont Blvd.
Fremont, California 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 18, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Volterra Semiconductor Corporation, a Delaware corporation. The meeting will be held on Friday, April 18, 2008 at 9:00 a.m. local time at the Fremont Marriott, 46100 Landing Parkway, Fremont, California, for the following purposes:

1. To elect one director to hold office until the 2011 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as Volterra’s independent registered public accounting firm for its fiscal year ending December 31, 2008.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is February 29, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Mike Burns
Secretary

Fremont, California
March 18, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

VOLTERRA SEMICONDUCTOR CORPORATION
47467 Fremont Blvd.
Fremont, California 94538

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

April 18, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Volterra Semiconductor Corporation (“Volterra”) is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Volterra intends to mail this proxy statement and accompanying proxy card on or about March 18, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on February 29, 2008 will be entitled to vote at the annual meeting. On this record date, there were 23,774,505 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on February 29, 2008 your shares were registered directly in your name with Volterra’s transfer agent, Registrar and Transfer Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on February 29, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of one director;

•	Ratification of KPMG LLP as Volterra’s independent registered public accounting firm for its fiscal year ending December 31, 2008.

How do I vote?

For Proposal No. 1, you may either vote “For” the nominee to the Board of Directors or you may “Withhold” your vote for the nominee. For Proposal No. 2, the ratification of the selection by the Audit Committee of KPMG

LLP as Volterra’s independent registered public accounting firm for its fiscal year ending December 31, 2008, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Volterra. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of February 29, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the nominee for director and “For” the ratification of the selection by the Audit Committee of the Board of Directors of KPMG LLP as Volterra’s independent registered public accounting firm for its fiscal year ending December 31, 2008. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Volterra’s Secretary at 47467 Fremont Blvd., Fremont, CA 94538.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 18, 2008, to Volterra’s Secretary at 47467 Fremont Blvd., Fremont, CA 94538. If you wish to submit a proposal that is not to be included in next year’s proxy materials or if you wish to nominate a director, you must do so not later than the close of business on December 19, 2008 nor earlier than the close of business on October 20, 2008. You are also advised to review Volterra’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of a director, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). In the event that a broker, bank, custodian, nominee or other record holder of Volterra’s common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal.

How many votes are needed to approve each proposal?

•	For Proposal No. 1, the election of a director, the nominee receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal No. 2, the ratification of the selection by the Audit Committee of the Board of Directors of KPMG LLP as Volterra’s independent registered public accounting firm for its fiscal year ending December 31, 2008, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the meeting or by proxy. On the record date (February 29, 2008), there were 23,774,505 shares outstanding and entitled to vote. Thus, assuming all such shares remain outstanding on the date of the annual meeting, 11,887,253 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in Volterra’s quarterly report on Form 10-Q for the second quarter of 2008.

Proposal 1

Election of Directors

Volterra’s Board of Directors (the “Board”) is divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board presently has six members and one vacancy. There is one director, Dr. Edward Ross, and one vacancy in the class whose term of office expires in 2008:

The nominee listed below is currently a Volterra director who was recommended for election to the Board by the Nominating and Corporate Governance Committee of the Board. Proxies may not be voted for a greater number of persons than the number of nominees named. Dr. Ross was previously elected by the stockholders in 2005. If elected at the annual meeting, Dr. Ross would serve until the 2011 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal. It is Volterra’s policy to encourage directors and nominees for director to attend the annual meeting. In 2007, all of Volterra’s then-seated directors attended the annual meeting of stockholders.

The following is a brief biography of the nominee and each director whose term will continue after the annual meeting.

Nominee for Election for a Three-Year Term Expiring at the 2011 Annual Meeting

Edward Ross

Dr. Edward Ross, age 66, has been a member of our Board since May 2004. From January 2005 to December 2005, Dr. Ross served as the President Emeritus of TSMC North America. From March 2000 to December 2004, he was the President and Chief Executive Officer of TSMC North America. From July 1998 to March 2000, Dr. Ross was Senior Vice President of the Professional Services Group at Synopsys, Inc., a semiconductor design software company. Dr. Ross is a member of the board of directors of California Micro Devices Corporation, a semiconductor company. Dr. Ross holds a B.S.E.E. from Drexel University and an M.S.E.E., M.A. and Ph.D. from Princeton University.

The Board of Directors Recommends
a Vote in Favor of the Named Nominee

Directors Continuing in Office Until the 2009 Annual Meeting

Mel Friedman

Mr. Mel Friedman, age 69, has been a member of our Board since May 2004. From July 2002 to December 2003, Mr. Friedman served as a consultant to Sun Microsystems, Inc., a network computing company. Mr. Friedman retired as Senior Vice President of Customer Advocacy at Sun Microsystems in July 2002 after serving in that position since July 2000. From April 1989 to June 2000, Mr. Friedman served in several other roles for Sun Microsystems, including President of its Microelectronics Division, Vice President of Worldwide Operations for its Systems Operation, Vice President of West Coast Operations and Vice President of Supply Management. Mr. Friedman currently serves on the board of directors of Electroglas, Inc., a semiconductor equipment company. He holds a B.S.M.E. from City College of New York and has completed masters courses in industrial management and mechanical engineering at the Massachusetts Institute of Technology.

Christopher Paisley

Mr. Christopher Paisley, age 55, has been our Chairman of the Board since August 2007 and a member of our Board since April 2000. Since January 2001, Mr. Paisley has served as the Dean’s Executive Professor of

Accounting and Finance at the Leavey School of Business at Santa Clara University. Mr. Paisley retired from his position as Senior Vice President of Finance and Chief Financial Officer of 3Com Corporation, a networking products company, in May 2000 after having served as an officer at 3Com since September 1985. Mr. Paisley currently serves on the board of directors of Electronics for Imaging, Inc., a printing solutions provider, Equinix, Inc., a provider of network-neutral data center and interconnection services and 3PAR, Inc., a storage company. Mr. Paisley holds a B.A. in Economics from the University of California at Santa Barbara and an M.B.A. from the University of California at Los Angeles.

Directors Continuing in Office Until the 2010 Annual Meeting

Vahid Manian

Mr. Vahid Manian, age 47, has been a member of our Board since November 2007. Since April 2005, Mr. Manian has served as the Senior Vice President of Global Manufacturing Operations for Broadcom Corporation. Mr. Manian joined Broadcom Corporation in January 1996 as Director of Operations and became Vice President of Manufacturing Operations in December 1997. Mr. Manian currently serves on the board of directors of STEC, Inc., a memory and storage solutions company, and also serves as a director and officer of certain Broadcom Corporation subsidiaries. Mr. Manian received a B.S.E.E. and an M.B.A. from the University of California, Irvine.

Jeffrey Staszak

Mr. Jeffrey Staszak, age 55, joined Volterra as our President and Chief Operating Officer in March 1999, and has been our Chief Executive Officer since August 2000 and a member of our Board since April 2000. Prior to joining Volterra, Mr. Staszak was Senior Vice President in the Storage Products Group of Texas Instruments Inc., a semiconductor company, from July 1996 to March 1999. Mr. Staszak holds a B.S. in Industrial Technology from the University of Wisconsin — Stout and an M.B.A. from Pepperdine University.

Edward Winn

Mr. Edward Winn, age 69, has been a member of our Board since April 2004. From March 1992 to January 2000, Mr. Winn served in various capacities at TriQuint Semiconductor, Inc., a semiconductor company, most recently as Executive Vice President, Finance and Administration and Chief Financial Officer. Mr. Winn serves as chairman of the board of directors of Endwave Corporation, a radio frequency subsystem company. Mr. Winn received a B.S. in Physics from Rensselaer Polytechnic Institute and an M.B.A. from Harvard Business School.

Independence of the Board of Directors

As required under the Nasdaq stock market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board consults with Volterra’s counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Volterra, its senior management and its independent registered public accounting firm, the Board has determined that all of Volterra’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Staszak, Volterra’s President and Chief Executive Officer.

Information Regarding the Board of Directors and its Committees

The Board has established corporate governance guidelines to ensure that the Board will have the necessary authority and practices in place to review and evaluate Volterra’s business operations as needed and, where appropriate, to make decisions that are independent of Volterra’s management. The guidelines are also intended to align the interests of directors and management with those of Volterra’s stockholders. The corporate governance guidelines set forth the practices the Board will follow with respect to: Board organization and independence of directors; committee composition; board meetings; communication with management, employees stockholders, journalists, analysts and other outside parties; retention of advisors; election and service of directors; and continuing director education. The corporate governance guidelines were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002.

Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of the Chief Financial Officer of Volterra Semiconductor Corporation at 47467 Fremont Blvd., Fremont, CA 94538. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committee.

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2007 for each of the Board committees:

Nominating and
Corporate
Name	Audit		Compensation		Governance

Mel Friedman	X				X	*(1)
Alan King(2)					X
Vahid Manian(2)					X
Christopher Paisley	X		X
Edward Ross			X	*	X
Jeffrey Staszak
Anthony Stratakos
Edward Winn	X	*(3)	X
Total meetings in fiscal year 2007	12		8		5

*	Committee Chairperson

(1)	Mr. Friedman has served as the chairman of our Nominating and Governance Committee since August 2007. Prior to such time, Mr. King served as chairman of such committee.

(2)	Mr. King served as a member of our Board of Directors, and a member of the Nominating and Governance Committee until his resignation on November 14, 2007. Upon Mr. King’s resignation from the Board and Nominating and Governance Committee on such date, Mr. Vahid Manian was appointed as a director and a member of the Nominating and Governance Committee.

(3)	Mr. Winn has served as the chairman of our Audit Committee since August 2007. Prior to such time, Mr. Paisley served as chairman of such committee.

Below is a description of each committee of the Board. The Audit Committee has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Compensation Committee has the authority to obtain advice and assistance from legal counsel or other experts, as it deems appropriate, and also has the authority to retain the services of a compensation consultant to assist it in evaluating executive compensation. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board oversees Volterra’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions, including:

•	evaluating the performance of our independent auditor, assessing their qualifications and independence, and determining and approving their engagements;

•	reviewing our annual financial statements, discussing with management and our independent auditor the results of our annual audit, and discussing with management and our auditor the results of the auditors’ review of our quarterly financial statements;

•	reviewing with management and our auditor significant issues that arise regarding accounting principles and financial statement presentation;

•	reviewing and discussing with management and our independent auditor, as appropriate, our guidelines and policies with respect to risk assessment and risk management;

•	reviewing with our independent auditor any significant difficulties with our annual audit or any restrictions on the scope of their activities or access to required records, data and information, significant disagreements with management and management’s response, if any;

•	reviewing with our independent auditor and management any conflicts or disagreements between management and our independent auditor regarding financial reporting or accounting practices or policies and resolving any such conflicts regarding financial reporting;

•	conferring with our independent auditor and management regarding the scope, adequacy and effectiveness of our internal financial reporting controls; and

•	reviewing and approving related-party transactions and reviewing other issues arising under our Code of Conduct or similar policies.

Three directors currently comprise the Audit Committee: Mssrs. Friedman, Winn and Paisley. Mr. Winn currently serves as chairperson. The Audit Committee met twelve times during 2007. The Board has adopted a written Audit Committee Charter, which can be found at the Governance — Committee Composition section of our corporate website at http://investors.volterra.com.

The Board has reviewed the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of Volterra’s Audit Committee are independent under the rules of the Securities and Exchange Commission (“SEC”) and Nasdaq (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has determined that Mssrs. Paisley and Winn each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Paisley’s and Mr. Winn’s level of knowledge and experience based on a number of factors, including their formal education and each of their past experience as chief financial officer of a public company.

Compensation Committee

The Compensation Committee of the Board reviews and approves the overall compensation strategy and policies for Volterra. For this purpose, the Compensation Committee performs several functions, including:

•	reviewing and approving the compensation of our chief executive officer;

•	reviewing and approving the compensation policies, plans and programs for our executive officers and other senior management, as well as our overall compensation plans and structure;

•	recommending to our Board the compensation for our independent directors; and

•	administering our stock plans and employee benefit plans.

Volterra also has a Non-Officer Stock Option Committee, which is a sub-committee of the Compensation Committee and is currently composed of Volterra’s Chief Executive Officer, Jeffrey Staszak and Volterra’s Vice-President of Finance and Chief Financial Officer, Mike Burns. The Non-Officer Stock Option Committee may award stock options to new employees, excluding employees who are executive officers, subject to certain guidelines approved by the Board. Volterra’s policy is that all grants made by the Non-Officer Stock Option Committee are to be reviewed and ratified by the Compensation Committee at its next scheduled meetings.

Three directors currently comprise the Compensation Committee: Dr. Ross and Mssrs. Paisley and Winn. Dr. Ross serves as chairperson. All members of Volterra’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards) and at least two of the members are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee met eight times and acted by unanimous written consent three times during 2007. The Compensation Committee charter can be found at the Governance — Committee Composition section of our corporate website at http://investors.volterra.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for:

•	establishing criteria for board membership and reviewing and recommending nominees for election as directors;

•	considering board nominations and proposals submitted by our stockholders;

•	assessing the performance of our Board and the independence of directors;

•	recommending to the Board the chairmanship and membership of each Board committee; and

•	developing our corporate governance principles.

The Nominating and Corporate Governance Committee charter can be found at the Governance — Committee Composition section of our corporate website at http://investors.volterra.com. Three directors currently comprise the Nominating and Corporate Governance Committee: Mssrs. Friedman and Manian and Dr. Ross. Mr. Friedman serves as chairperson. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met five times during 2007.

The Nominating and Corporate Governance Committee has not established any stated specific, minimum qualifications that must be met by a candidate for a position on our Board. The Nominating and Corporate Governance Committee will consider all of the relevant qualifications of Board candidates, including such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the Volterra’s affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, having the commitment to rigorously represent the long-term interests of our stockholders, and whether the Board candidates will be independent for Nasdaq purposes, as well as the needs of the Board and Volterra. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee will also review such directors’ overall service to Volterra during their terms, and any relationships and transactions that might impair such directors’ independence. The Nominating and Corporate Governance Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. At this time, the Nominating and Corporate Governance Committee does not believe that the establishment of stated specific, minimum qualifications that must be met by a candidate for a position on our Board is necessary or appropriate. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at the 2009 Annual Meeting may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 47467 Fremont Blvd., Fremont, CA 94538 at least 120 days prior to the anniversary date of the mailing of this proxy statement. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Meetings of the Board of Directors

The Board met five times and acted by unanimous written consent two times during 2007. All directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively, other than Mr. Vahid Manian. Mr. Manian was appointed as a director on November 14, 2007, and attended one of the two Board meetings held during the period in 2007 for which he was a director.

Stockholder Communications with the Board of Directors

Volterra has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, the Nominating and Corporate Governance Committee will consider, from time to time, whether adoption of a formal process for stockholder communications with the Board has become necessary or appropriate.

Code of Conduct

Volterra has adopted a Code of Conduct that applies to all of Volterra’s officers, directors and employees. The Code of Conduct is available at the Governance section of Volterra’s website at http://investors.volterra.com. If Volterra makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, Volterra will promptly disclose the nature of the amendment or waiver on its website, or as otherwise required by applicable law, rules or regulations.

Report of the Audit Committee of the Board of Directors(1)

The Audit Committee of the Board currently consists of three members: Mssrs. Friedman, Paisley, and Winn. Mr. Winn serves as Chairperson of the Audit Committee. All members of Volterra’s Audit Committee are independent (as independence is defined in Rules 4200(a)(15) and 4350(d) of the Nasdaq listing standards).

The Audit Committee oversees Volterra’s corporate accounting and financial reporting process on behalf of the Board. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in Volterra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee is responsible for reviewing, approving and managing the engagement of Volterra’s independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid thereto, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board and the Audit Committee. The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Volterra’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by the Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and Volterra, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with Volterra’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluation of Volterra’s internal controls and the overall quality of Volterra’s financial reporting. The Audit Committee held twelve meetings during the fiscal year ended December 31, 2007.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Volterra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee has also retained, subject to stockholder ratification described in Proposal 2, KPMG LLP as Volterra’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

AUDIT COMMITTEE

Edward Winn, Chairperson
Mel Friedman
Christopher Paisley

 (1) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing by Volterra under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected KPMG LLP as Volterra’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited Volterra’s financial statements since 1996. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Volterra’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as Volterra’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Volterra and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Volterra for fiscal years ended December 31, 2007 and December 31, 2006, by KPMG LLP, Volterra’s independent registered public accounting firm.

	Fiscal Year Ended
	December 31,
	2007	2006

Audit Fees	$804,000	$840,972
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$804,000	$840,972

“Audit Fees” consist of fees billed for professional services rendered for the audit of our consolidated financial statements, audit of management’s assessment and the effectiveness of our internal control over financial reporting, and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

“Audit-related Fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” No such fees were billed during fiscal 2007 or 2006.

“Tax Fees” include fees for tax compliance, tax and planning and tax advice. No such fees were billed during fiscal 2007 and 2006.

“All Other Fees” consist of fees for products and services other than the services described above. No such fees were billed during fiscal 2007 and 2006.

All fees described above were approved by the Audit Committee.

During the fiscal year ended December 31, 2007, none of the hours billed on Volterra’s financial audit by KPMG LLP were provided by persons other than KPMG LLP’s full-time permanent employees.

Pre-Approval of Services

The Audit Committee has adopted procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, KPMG LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by KPMG LLP is compatible with maintaining the independent registered public accounting firm’s independence.

The Board of Directors Recommends
a Vote in Favor of Proposal 2

Executive Officers

Set forth below is information regarding our executive officers as of February 29, 2008. Information regarding our directors is set forth in “Proposal 1 — Election of Directors” presented earlier in this proxy statement. On January 7, 2008, one of our former executive officers, Dr. Hamza Yilmaz, resigned his employment with Volterra. On January 24, 2008, one of our former executive officers, Dr. Anthony Stratakos, resigned from his role as Chief Technology Officer and Vice-President of Advanced Research and Development, but continues to serve as a Volterra employee in the role of Volterra’s Chief Scientist.

Name	Age	Position

Jeffrey Staszak	55	President, Chief Executive Officer and Director
Mike Burns	42	Vice President of Finance, Chief Financial Officer, Treasurer and Secretary
David Lidsky	41	Vice President of Design Engineering
William Numann	51	Vice President of Marketing
Craig Teuscher	40	Vice President of Sales and Applications Engineering

Jeffrey Staszak

Mr. Jeffrey Staszak joined Volterra as our President and Chief Operating Officer in March 1999, and has been our Chief Executive Officer since August 2000 and a member of our Board since April 2000. Prior to joining Volterra, Mr. Staszak was Senior Vice President in the Storage Products Group of Texas Instruments Inc., a semiconductor company, from July 1996 to March 1999. From May 1993 to July 1996, Mr. Staszak served as Senior Vice President and General Manager of the Storage Products Division of Silicon Systems, Inc., a semiconductor company then affiliated with TDK Corporation. Mr. Staszak holds a B.S. in Industrial Technology from the University of Wisconsin, Stout and an M.B.A. from Pepperdine University.

Mike Burns

Mr. Mike Burns joined Volterra as our Vice President, Chief Financial Officer, Treasurer and Secretary in August 2007. Prior to joining Volterra, Mr. Burns served in various capacities within the finance organization at Intel Corporation, a semiconductor manufacturer, from 1992 to August 2007, most recently as Finance Director and Controller of Intel Capital. Mr. Burns earned his B.A. in economics and M.S. in industrial engineering from Stanford University, and his M.B.A. from the University of California at Berkeley’s Haas School of Business.

David Lidsky

Dr. David Lidsky co-founded Volterra and has been our Vice President of Design Engineering since July 2004. Dr. Lidsky has held various positions at Volterra since August 1996, most recently as our Director of Design. Dr. Lidsky holds a B.S.E.E from the University of Massachusetts at Amherst and an M.S.E.E. and Ph.D. in electrical engineering from the University of California at Berkeley.

William Numann

Mr. William Numann joined Volterra as our Vice President of Marketing in November 2000. Prior to joining Volterra, Mr. Numann was Vice President of Standard Products of Supertex, Inc., a semiconductor company, from October 1997 to October 2000. From June 1985 to September 1997, Mr. Numann served as Product Marketing and Applications Director at Siliconix, Inc., a semiconductor company. Mr. Numann holds a B.S.E.E. and an M.B.A. from Rensselaer Polytechnic Institute.

Craig Teuscher

Dr. Craig Teuscher co-founded Volterra and has been our Vice President of Sales and Applications Engineering since January 2003. From September 1996 to May 2005, Dr. Teuscher also served as a member of our Board. From July 1998 to January 2003, Dr. Teuscher served as our Director of Applications Engineering. Dr. Teuscher holds a

B.S.E.E. from Princeton University and an M.S.E.E. and Ph.D. in electrical engineering from the University of California at Berkeley.

Security Ownership of
Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of Volterra’s common stock as of February 29, 2008 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table, including Mr. Greg Hildebrand and Dr. Hamza Yilmaz, who were not Volterra employees as of February 29, 2008; (iii) all Volterra executive officers and directors as a group; and (iv) all those known by Volterra to be beneficial owners of more than five percent of its common stock. Unless otherwise indicated, the address for each listed beneficial owner is c/o Volterra Semiconductor Corporation, 47467 Fremont Blvd., Fremont, CA 94538.

	Amount and Nature of
	Beneficial Ownership(1)
		Options
		Exercisable
	Number of	within 60	Percent of
Name and Address of Beneficial Owner	Shares	Days	Class (%)

Integral Capital Management	2,176,850	—	9.2%
82 Devonshire Street Boston, MA 92109
William Blair & Company, LLC	1,806,860	—	7.6%
222 W. Adams Street Chicago, IL 60606
Artis Capital Management	1,744,464	—	7.3%
One Market Plaza Spear Street Tower, Suite 1700 San Francisco, CA 94105
T. Rowe Price Associates, Inc.(2)	1,565,100	—	6.6%
100 E. Pratt Street Baltimore, MA 21202
Schroder Investment Management North America, Inc.	1,547,500	—	6.5%
875 Third Avenue, 21st Floor New York, NY 10022
Brown Advisory Holdings, Inc.	1,244,978	—	5.2%
901 South Bond Street, Suite 400 Baltimore, MA 21231
Mike Burns	—	—	*
Mel Friedman	400	33,983	*
Greg Hildebrand(3)	492,314	—	2.1%
David Lidsky	504,000	152,500	2.7%
Vahid Manian	—	—	*
William Numann	18,946	188,625	*
Christopher Paisley	—	57,733	*
Edward Ross	6,250	30,983	*
Jeffrey Staszak(4)	140,347	788,500	3.8%
Edward Winn	—	35,233	*
Hamza Yilmaz	—	—	*
All executive officers and directors as a group (10 persons)(5)	1,104,684	1,467,557	10.2%

*	Less than one percent.

(1)	This table is based upon information supplied by officers and directors. With respect to the principal stockholders, the number of shares is based on holdings as of February 29, 2008 as reported to the SEC on Schedule 13G or Schedule 13G/A. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Volterra believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 23,774,505 shares outstanding on February 29, 2008, adjusted as required by rules promulgated by the SEC.

(2)	These securities are owned by various individuals and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Includes 46,069 shares held by the 2006 Charitable Remainder Trust UAD 12/11/2006, of which Mr. Hildebrand is the sole trustee.

(4)	Includes 135,000 shares held by the Staszak Family Living Trust, of which Mr. Staszak is a co-trustee.

(5)	Does not include the shares held by Mr. Greg Hildebrand and Dr. Hamza Yilmaz, who were not Volterra employees as of February 29, 2008.

Equity Compensation Plan Information

The following table provides certain information with respect to all of Volterra’s equity compensation plans in effect as of December 31, 2007.

Number of Securities
Remaining Available for
	Number of Securities to be	Weighted-Average Exercise	Issuance Under Equity
	Issued Upon Exercise of	Price of Outstanding	Compensation Plans
	Outstanding Options,	Options, Warrants and	(Excluding Securities
Plan Category	Warrants and Rights(a)	Rights(b)	Reflected in Column(a))(c)

Equity compensation plans approved by security holders	6,010,319	$9.72	5,736,036	(1)(2)
Equity compensation plans not approved by security holders	—	—	—
Total	6,010,319		5,736,036

(1)	Under the 2004 Equity Incentive Plan, the number of authorized shares will be increased annually on December 31 of each year, from 2005 until 2013, by 5% of the number of fully-diluted shares of common stock outstanding; provided, however, that the Board may designate a smaller number of shares by which the authorized number of shares will be increased on such dates. Under the 2004 Non-Employee Directors’ Stock Option Plan, the number of authorized shares will be increased annually on December 31 of each year, from 2005 and until 2013, by no more than the number of shares of common stock subject to options granted during that calendar year. Under the 2004 Employee Stock Purchase Plan, the number of authorized shares will be increased on December 31 of each year, from 2005 until 2013, by the lesser of 1,000,000 shares of common stock or 1.75% of the fully-diluted number of shares of common stock outstanding; provided, however, that the Board may designate a smaller number of shares by which the authorized number of shares will be increased on such dates.

(2)	Includes 1,551,087 shares available for issuance under the 2004 Employee Stock Purchase Plan.

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Volterra’s directors and executive officers, and persons who own more than ten percent of a registered class of Volterra’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Volterra’s common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Volterra with copies of all Section 16(a) forms they file.

To Volterra’s knowledge, based solely on a review of the copies of such reports furnished to Volterra and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Executive Compensation
Compensation Discussion and Analysis

This section discusses the material principles underlying our compensation policies and decisions regarding our Chief Executive Officer, our Chief Financial Officer, our three most highly compensated executive officers as of December 31, 2007, and one former employee that served as our Chief Financial Officer during the year ended December 31, 2007 (collectively, the “Named Executive Officers”). This discussion is intended to review the most important factors relevant to an analysis of our compensation policies and decisions, and to provide qualitative information regarding the manner and context in which compensation is earned by our Named Executive Officers. This discussion is meant to supplement, and should be read in conjunction with, the tables and other quantitative information that follows this section.

Our Named Executive Officers are:

Name	Title

Jeff Staszak	President and Chief Executive Officer
Mike Burns	Vice President of Finance, Chief Financial Officer, Treasurer and Secretary
Greg Hildebrand	Former Vice President of Finance, Chief Financial Officer, Treasurer and Secretary
Hamza Yilmaz	Senior Vice President of Product Development, Engineering and Manufacturing Operations
David Lidsky	Vice President of Design Engineering
William Numann	Vice President of Marketing

Mr. Burns joined Volterra as our Vice President of Finance, Chief Financial Officer, Treasurer and Secretary, effective August 20, 2007, and Mr. Hildebrand resigned from such positions effective on such date and subsequently resigned his employment with Volterra on October 26, 2007. Dr. Yilmaz joined Volterra as our Senior Vice President of Product Development, Engineering and Manufacturing Operations, effective February 27, 2007, and has since resigned from such position and his employment with Volterra effective January 7, 2008. Mssrs. Staszak and Numann and Dr. Lidsky were Volterra officers during the entire 2007 calendar year.

Overview of Compensation Program

Our Compensation Committee (the “Committee”) is responsible for establishing and implementing Volterra’s overall compensation plans and structure, including our equity and cash compensation programs for members of our management team. The Committee is appointed by our Board of Directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Committee is comprised of Christopher Paisley, Edward Ross and Edward Winn. In reviewing compensation decisions for 2007, the Committee worked with and was advised by Meyercord & Associates, the independent compensation consultant retained by the Committee since 2004. Each year, the Committee reviews our compensation practices to determine whether our compensation program was effective in appropriately rewarding and motivating Volterra’s management team. Committee meetings in which compensation proposals are discussed and finalized typically have included, for all or a portion of each meeting, not only the committee members but also our Chief Executive Officer, provided however, that our Chief Executive Officer is not present during such portion of such meeting in which his compensation is discussed or finalized.

The Committee strives to create fair and reasonable compensation packages for Volterra’s management that accomplish the following objectives:

•	Attract, motivate and retain high quality, focused executives that will drive Volterra’s future growth;

•	align the executive officer’s long term interests with the interests of Volterra’s stockholders; and

•	incorporate pay-for-performance compensation features that reward individual contributions to Volterra’s success.

To achieve these goals, the Committee has implemented an executive compensation program consisting of base salary, equity incentive compensation in the form of stock option grants, and cash bonus awards. The Committee believes that these basic cash and equity compensation elements provide the clearest and most direct link between management’s performance, and our overall objectives of continuing Volterra’s growth, improving its financial performance and increasing stockholder value. All of our Named Executive Officers are eligible to receive the same elements of compensation as the other Named Executive Officers, provided that, as described below, Mr. Burns and Dr. Yilmaz also received sign-on bonuses in 2007 in connection with their commencement of employment with Volterra.

While our determination of base salaries and cash bonuses recognizes the individual contributions of our officers in driving Volterra to achieve its financial and operational goals, we have emphasized the equity component of management compensation, to maintain a focus on Volterra’s long-term performance and the creation of stockholder value. In 2007, we believe our total target cash compensation (consisting of base salary and target cash bonuses) was below, and our equity compensation was above, the median levels for officers in comparable companies. At the end of 2007, Volterra retained a new independent compensation consultant, Compensia, Inc., to re-evaluate the Company’s compensation program and practices, to determine whether Volterra continues to remain competitive in achieving its stated objectives as it establishes compensation for 2008.

Setting Executive Compensation

In establishing compensation levels at the start of 2007, the Committee reviewed base salaries and annual stock option grants and established the terms of Volterra’s 2007 Management Bonus Plan for Volterra’s eight officers (which included our Named Executive Officers other than Mr. Burns and Dr. Yilmaz). Each of these components is described in detail in “Executive Compensation Components” below. In setting compensation for these officers, in addition to reviewing such officer’s performance, the Committee also considered Volterra’s recent financial performance, including net revenue, gross margin and operating income results, excluding the impact of stock-based compensation charges, in light of our current operating plan and prior year results. Except with respect to our Chief Executive Officer or newly hired officers, the Committee does not create different criteria or procedures for establishing compensation for our Named Executive Officers as compared to any of our other officers. Two of Volterra’s Named Executive Officers, Mr. Burns and Dr. Yilmaz, joined Volterra during 2007, and therefore their compensation was not included in the Committee’s annual compensation review process, which took place before they joined the Company.

Establishing Executive Compensation for Continuing Named Executive Officers

The Committee reviewed and approved salaries, equity grants and target bonuses under Volterra’s 2007 Management Bonus Plan for Volterra’s officers as a single group, including Mssrs. Staszak, Hildebrand and Numann and Dr. Lidsky, in the beginning of 2007. Management compensation decisions, except with respect to Volterra’s Chief Executive Officer, were largely the result of an iterative process between the Committee and Volterra’s Chief Executive Officer, based on guiding principles provided by the Committee. In order to tailor our compensation program to best recognize and reward the contributions of the individual officers, the Committee works closely with the Chief Executive Officer to better understand the individual strengths and performance of each officer, to justify any proposed changes in compensation. Compensation for Mr. Staszak is established separately by the Committee, based on the Committee’s observation of his performance and contributions to Volterra’s success. Although the Committee works with an independent compensation consultant to provide general comparative compensation guidance, the Committee ultimately relies on its collective experience and judgment in establishing salary levels, equity grants and bonus awards. The Committee does not delegate any of its functions relating to executive compensation to others and retains the authority and responsibility for approving compensation packages.

The cash bonuses for services provided in 2007 was determined at the start of 2008, after the Committee reviewed Volterra’s and each individual officer’s performance over the course of the entire year. As discussed below, no bonuses were awarded under the 2007 Management Bonus Plan, but upon the recommendation of the Chief Executive Officer, discretionary bonuses were paid to two Named Executive Officers.

Establishing Executive Compensation for New Named Executive Officers

Compensation packages for Mr. Burns and Dr. Yilmaz were separately negotiated in arms length transactions prior to their commencement of employment, as reflected in written offer letters with each individual. In negotiating compensation for Mr. Burns and Dr. Yilmaz, the Committee and the Chief Executive Officer worked to create compensation packages that met Volterra’s stated objectives, as described above, but that were also competitive as necessary to secure the services of these officer candidates. In establishing proposed compensation packages for these new executive officers, Meyercord & Associates provided the Committee with proposed compensation ranges based on median peer group data from the prior year and general market trends. From this data, the Committee and Mr. Staszak created approved ranges for salary, initial option grants and sign-on bonuses, which were adjusted to also reflect general concepts of internal consistency and pay equity among our existing management. Mr. Staszak worked with each officer candidate to agree on salary, initial option grants and sign-on bonuses consistent with the Committee’s guidance and compensation ranges. Each of Mr. Burns and Dr. Yilmaz were also eligible to participate in Volterra’s 2007 Management Bonus Plan, with target bonuses equal to 30% of such officer’s annual salary.

Benchmarking

The Committee reviewed and took into account industry and broader compensation surveys for general guidance in establishing compensation levels in 2004, but in setting compensation in subsequent years, Volterra attempted to remain close to the median total compensation level in our peer group, but did not adopt formal benchmarking practices or formulaic calculations to update compensation levels against this peer group. As Volterra has continued to grow, the Committee’s primary focus has been to create the proper incentives needed to satisfy our corporate objectives, and retained the flexibility to exceed or fall below industry benchmarks for any given Named Executive Officer, as needed to achieve such objectives.

In 2004, Volterra’s independent compensation consultant proposed target salary ranges for the various officer positions in Volterra, based in part on the median compensation packages for executive officers from a peer group of 17 companies, with similar revenues and market capitalizations:

Anadigics, Inc.	Atheros Communications, Inc.	California Micro Devices Corp.
Catalyst Semiconductor, Inc.	Centillium Communications, Inc.	Exar Corporation
Hi/fn Inc.	Leadis Technology, Inc.	Netlogic Microsystems, Inc.
Pericom Semiconductor Corp.	Power Integrations, Inc.	QuickLogic Corp
Sigmatel, Inc.	Sirenza Microdevices, Inc.	SIRF Technology Holdings, Inc.
Supertex Inc	Tessera Technologies, Inc.

The Committee did not attempt to set salaries with reference to this peer group in 2007, but instead elected to increase management salaries consistent with the salary percentage increases generally budgeted for Volterra’s employees at large, subject to merit increases for performance or the assumption of additional responsibilities, consistent with general salary principles. With guidance from the Company’s independent compensation consultant, the Committee believed this proposed salary increase would bring the officers’ salary compensation closer to the median salary compensation levels for our peer group.

Other Compensation Policies and Issues

Currently, given the straightforward nature of our compensation program, we do not believe it is necessary to establish policies whereby compensation granted to Named Executive Officers may be subsequently revised or recovered by Volterra in the event of a restatement of our financial results. To the extent our compensation plan continues to evolve, we will determine whether such policies are necessary or appropriate.

Executive Compensation Components

For the fiscal year ended December 31, 2007, the principal components of compensation for our officers consisted of:

•	base salary;

•	cash bonuses; and

•	equity incentive compensation.

We view the three components of our officer compensation as being related but distinct. Although the Committee does review the aggregate total compensation represented by these components, it does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information we deem relevant. Except as described below, the Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the small size of our executive team and the need to tailor each Named Executive Officer’s award to attract, retain and motivate that executive officer.

Base Salary

Volterra provides its management team members with base salary to compensate them for services rendered during the fiscal year. In setting base salaries for 2007 for the eight members of our management team in office at the start of 2007 (including our Named Executive Officers, other than Mr. Burns and Dr. Yilmaz), the Committee authorized an aggregate management salary increase “pool” equal to 5% of the current salary levels for such officers. The 5% salary increase was recommended by our independent compensation consultant as a means for bringing our salary compensation closer to the median of our peer group and such increase was consistent with the level of salary increases for Volterra’s non-management employees.

The base salary of Mr. Staszak was established in light of his role in and overall responsibility for Volterra’s attainment of certain operating goals, as reflected in Volterra’s financial success. The Committee met in an executive session to review and approve Mr. Staszak’s salary, and approved an increase of 5%, after looking at factors such as: Volterra’s record revenues in 2006 and Volterra’s expanding operations in 2007, and Volterra’s effective management of, certain customer inventory issues that arose in the last quarter of 2006. Mr. Staszak’s annualized base salary level in 2007 increased to $315,000 per year, as compared to his prior annualized base salary level of $300,000.

In setting individual 2007 base salaries for Volterra’s officers (other Mr. Staszak), the Committee considered recommendations by Volterra’s Chief Executive Officer as to the allocation of the salary increase “pool” among Volterra’s officers, based on:

•	an internal review of the officer’s compensation, both individually and relative to other officers; and

•	the individual performance of such officer.

Based on several discussions with Mr. Staszak, the Committee established salary increases for our officers, other than Mr. Burns and Dr. Yilmaz, out of this 5% aggregate pool. The Committee did not apply specific formulas to determine increases, but instead set increases based on the individual performance and responsibilities of each officer. Based on the Committee’s review of an officer’s performance, certain officers received a salary increase that exceeded 5% of their base salary, whereas certain officers received a salary increase that fell below this 5% level. Dr. Lidsky and Mr. Numann each received salary increases that exceeded the average increase for our management team, based on their role and responsibility for expanding and driving our product development and marketing efforts in 2006. The salary levels for Mr. Burns and Dr. Yilmaz were negotiated and agreed upon in their individual offer letters, as described in “Establishing Executive Compensation for New Name\d Executive Officers”, above.

The annualized base salaries for Mr. Staszak and our other Named Executive Officers were equal to:

			Percentage (%)
	2007 Annual	2006 Annual	Increase from
Name	Base Salary	Base Salary	2006 Base Salary

Jeff Staszak	$315,000	$300,000	5%
President and Chief Executive Officer
Mike Burns(1)	$215,000	N/A	N/A
Vice President of Finance and Chief Financial Officer
Greg Hildebrand(2)	$202,000	$195,000	4%
Former Vice President of Finance and Chief Financial Officer
Hamza Yilmaz(3)	$225,000	N/A	N/A
Senior Vice President of Product Development, Engineering and Manufacturing Operations
David Lidsky	$215,000	$195,000	10%
Vice President of Design Engineering
William Numann	$205,000	$190,000	8%
Vice President of Marketing

(1)	Mr. Burns commenced employment with Volterra on August 20, 2007. His actual salary earned in 2007 is set forth on the Summary Compensation Table, provided below.

(2)	Mr. Hildebrand resigned as Vice President of Finance and Chief Financial Officer on August 20, 2007, and subsequently terminated his employment with Volterra on October 26, 2007. His actual salary earned in 2007 is set forth on the Summary Compensation Table, provided below.

(3)	Dr. Yilmaz commenced employment with Volterra on February 27, 2007. His actual salary earned in 2007 is set forth on the Summary Compensation Table, provided below.

Cash Bonus Compensation

Discretionary Bonuses

For fiscal year 2007, Volterra paid cash bonuses of $30,000 to two Named Executive Officers, Dr. Lidsky and Mr. Numann, for individual performance that exceeded expectations. These bonus amounts represented approximately 14% and 15%, respectively, of such individuals’ 2007 annualized base salary as of December 31, 2007. Dr. Lidsky and Mr. Numann were largely responsible for developing and more than doubling the number of products we market and sell, as compared to the prior year, and enhancing our marketing strategy as needed to drive Volterra’s revenues and expand Volterra’s sales opportunities over the next three years. Although Volterra established a 2007 Management Bonus Plan (under which no awards would be granted, as discussed below), the Committee determined that these discretionary bonus awards were appropriate to reward the individual performance and contributions to Volterra’s current and future success by Dr. Lidsky and Mr. Numann.

Hiring Bonuses

In connection with the hiring of Dr. Yilmaz and Mr. Burns, Volterra paid cash bonuses equal to $50,000 and $65,000, respectively, as additional incentive to secure the employment of the officers with Volterra, as negotiated and agreed upon in their individual offer letters as described in “Establishing Executive Compensation for New Named Executive Officers”, above. If within the first year of employment, such executive resigns or his employment is terminated for cause, all or a portion of the net bonus may be recovered by Volterra. On January 7, 2008, the Company entered into a release agreement with Dr. Yilmaz in connection with his resignation and termination of employment with Volterra. In exchange for a general release and standard non-solicitation and non-disparagement provisions, the Company agreed not to see repayment of the sign-on bonus paid to Dr. Yilmaz pursuant to his offer letter.

2007 Management Bonus Plan

Volterra made no payments under its 2007 Management Bonus Plan (the “Bonus Plan”) for any of its officers, including the Named Executive Officers. The Bonus Plan is designed as a cash incentive program to motivate and retain Volterra’s management team and to reward them for assisting Volterra in achieving certain financial goals for 2007. Under the Bonus Plan, the Named Executive Officers other than Mr. Staszak had a target bonus amount equal to 30% of their 2007 salary. Mr. Staszak had a target bonus amount equal to 50% of his 2007 salary, such higher percentage established in recognition of his increased responsibility for Volterra’s overall success and performance. The target bonus amounts for the other officers who were not Named Executive Officers equaled 30% of their 2007 salary, with the exception that our Vice-President of Sales and Applications Engineering had a target bonus amount equal to 40% of his 2007 salary, reflecting his greater responsibility for driving Volterra’s revenue growth. The sum of the target bonus amounts for all officers creates an aggregate target bonus “pool” under the Plan.

The actual aggregate bonus pool to be awarded under the Bonus Plan may be 0% to 150% of this target pool, depending on Volterra’s ability to achieve certain revenue and non-GAAP operating results in 2007. For the participants in the Bonus Plan, including our Named Executive Officers but excluding Mr. Staszak, individual bonuses may equal 0-150% of an officer’s target bonus amount, with individual bonus awards weighted such that two-thirds of the target bonus is based on Volterra’s financial performance and one-third is based on individual performance criteria as established by our Chief Executive Officer. For Mr. Staszak, his individual bonus may equal 0-150% of his target bonus amount, and in light of the Committee’s belief that Volterra’s financial performance is the best proxy for measuring the performance of our Chief Executive Officer, his bonus award is based solely on Volterra’s financial performance.

In establishing the terms of the Bonus Plan, the Committee created minimum annual financial performance thresholds based on revenue and non-GAAP operating income, and if either threshold were not met, the actual bonus pool available for awards under the Bonus Plan would be reduced to zero. These minimum annual financial thresholds were created to ensure that payments would only be made under the Bonus Plan if Volterra showed financial growth from the previous year. Under the Bonus Plan, these thresholds were set at $75 million in annual revenue, and $8.7 million in annual non-GAAP operating income. These figures were established at the beginning of 2007, and approximated Volterra’s financial performance for the prior fiscal year ending December 31, 2006. As neither of these minimum financial thresholds were met for the fiscal year ending December 31, 2007, the Committee determined that the actual bonus pool under the Bonus Plan should be reduced to $0.

Equity Incentive Compensation

Equity-based compensation provides our officers with the opportunity to build an equity interest in the company and to share in the potential appreciation of the value of its common stock. Stock options are granted at the “fair market value” of our common stock on the date of the grant, which under the terms of our 2004 Equity Incentive Plan, is equal to the closing price of Volterra’s common stock as listed on the Nasdaq stock market on the last trading day immediately prior to the date of grant. We do not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event, as defined in Volterra’s equity compensation plans, nor do we grant stock options with a so-called “reload” feature or loan funds to executive officers to enable them to exercise stock options. Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of our stock price.

Our officers, like our other employees, are eligible to receive option grants under our 2004 Equity Incentive Plan. Volterra’s stock option program was designed to enhance the link between the creation of stockholder value and long-term executive incentive compensation, provide an opportunity for increased equity ownership by our officers and maintain competitive levels of total compensation. Stock options for officers are typically granted upon hiring or promotion or are granted in connection with an annual “focal” review process. In response to certain recent developments affecting a number of high profile companies regarding the timing or backdating of stock option grants, the Committee determined that it was in the best interests of Volterra and its stockholders to document and formalize Volterra’s historical stock option grant practices, as previously established with input from its independent compensation consultant and outside legal counsel, to minimize the possibility of manipulating stock option grant dates or exercise prices. Volterra’s documented stock option grant policy provides:

•	For new hires of Volterra employees, including executive officers, option grants shall be deemed to be made on the first business day of the first month following such executive officer’s commencement of employment.

•	Option grants relating to the officers’ annual “focal” reviews shall be made on the fourth business day following Volterra’s announcement of its fourth quarter financial results.

All other option grants may be made from time to time, which grants are made at the time the Committee acts.

New Hire Grants

On March 1, 2007, Dr. Yilmaz was granted an option to purchase 150,000 shares of Volterra’s common stock in connection with his commencement of employment, and on September 1, 2007, Mr. Burns was granted an option to purchase 100,000 shares of Volterra’s common stock in connection with his commencement of employment. Each of these options had our standard new hire vesting schedule, whereby 25% of such option would vest on the first anniversary of the date of grant, and the remaining 75% would vest in equal quarterly installments over the subsequent three years. These amounts and terms were negotiated and agreed upon in their individual offer letters, as described in “Establishing Executive Compensation for New Named Executive Officers”, above. Dr. Yilmaz resigned his employment with Volterra on January 7, 2008, prior to the vesting of any shares subject to the option, and his option terminated on that date.

Executive Focal Stock Options

Annual focal stock option awards are awarded to our management employees (other than with respect to Mr. Burns and Dr. Yilmaz) and actual grants were determined based on the responsibilities and performance of the individual officers. The Compensation Committee approved a budget of 400,000 options to be granted to Volterra’s eight then-current management employees, consistent with the number of management grants issued to such group in the prior year and determined by our compensation consultant to be consistent with market practices in our peer group. This management option budget represented approximately 1.2% of Volterra’s outstanding shares plus outstanding stock options as of December 31, 2006, and represented approximately 25% of the total budget for stock option grants for all Volterra employees in 2007. The actual size of each stock option grant to be allocated among Volterra’s officers (other than to Mr. Staszak), was based on the relative performance and responsibilities of each such officer, determined by the Committee in part on feedback from Mr. Staszak. The option grant for Mr. Staszak was determined solely at the discretion of the Committee.

The Committee actually granted 370,000 options to Volterra’s officers in 2007 (other than Mr. Burns and Dr. Yilmaz), slightly below the budgeted amount. The option grant to Mr. Staszak exceeded the option grant to any other member of the management team, based on Mr. Staszak’s overarching responsibility for Volterra’s business and financial performance, and was consistent with his grant made in February 2006. Option grants to Dr. Lidsky and Mr. Numann also represented larger percentages of the overall management option budget, in light of their increased responsibilities for and success in expanding our product development and marketing efforts, to drive Volterra’s revenue growth over the upcoming years.

Grants to the Named Executive Officers, other than Mr. Burns and Dr. Yilmaz, were:

		Percentage (%)
		of Total
	2007 Option	Management	2006 Option
Name	Grant	Grants	Grant

Jeff Staszak	90,000	24%	90,000
President and Chief Executive Officer
Greg Hildebrand	30,000	8%	50,000
Former Vice President of Finance and Chief Financial Officer
David Lidsky	50,000	14%	30,000
Vice President of Design Engineering
William Numann	60,000	16%	50,000
Vice President of Marketing

In accordance with Volterra’s option granting policies, option grants to our management team (other than Mr. Burns and Dr. Yilmaz) were made on February 2, 2007, the fourth business day following the announcement of the prior year’s fourth quarter results.

Options to our employees, including options granted as part of the annual focal reviews, have historically vested 25% on the one year anniversary of the date of grant, with the remaining vesting in equal quarterly installments over the subsequent three years. In establishing vesting schedules for option grants to the Named Executive Officers listed directly above, the Committee believes that the retention value of stock options is maximized if the annual vesting of all stock options held by such optionholder is kept at a fairly level rate on a year to year basis. Because our Named Executive Officers have been with Volterra for a significant period of time, the Committee recognized that the completion of vesting of larger, earlier option grants would create a dramatic variance in the annual vesting rate for such officers. In an effort to streamline the number of option shares that vest each year, the option grants to the Named Executive Officers listed directly above would have a slightly modified vesting schedule whereby the option would vest over four years, with 1/12 of the shares vesting commencing on May 2, 2008 (15 months after the date of grant), and the remainder vesting in equal quarterly installments thereafter, until February 2, 2011.

Potential Benefits upon Termination or Change-in-Control

Transition Payments

On October 5, 2007, Volterra entered into a transition and resignation agreement with Mr. Hildebrand, relating to Mr. Hildebrand’s resignation as Volterra’s Vice President of Finance and Chief Financial Officer. As incentive to have Mr. Hildebrand continue as a Volterra employee, to assist in the transfer of information and the transition of responsibilities to Mr. Burns from his resignation date through October 26, 2007, Mr. Hildebrand received a cash payment of $102,000 on the date his employment with Volterra ended. Mr. Hildebrand also has agreed to a general release of claims and standard provisions regarding non-solicitation, cooperation, non-disparagement and treatment of our confidential business information.

Termination or Change-in-Control Benefits

None of our Named Executive Officers are currently entitled to payments upon termination of employment or in connection with a change in control. All options to purchase common stock issued to our Named Executive Officers may be subject to accelerated vesting upon a change of control as follows. In the event of specified corporate transactions, all outstanding options and stock appreciation rights under the 2004 Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such awards, then (i) with respect to any such options and stock appreciation rights that are held by participants then performing services for us or our affiliates, the vesting and exercisability provisions of such options and stock appreciation rights will be accelerated in full and such options and stock appreciation rights will be terminated if not exercised prior to the effective date of the corporate transaction, and (ii) all other outstanding options and stock appreciation rights will be terminated if not exercised prior to the effective date of the corporate transaction. Other forms of equity awards under the 2004 Equity Incentive Plan such as stock purchase awards may have their repurchase or forfeiture rights assigned to the surviving or acquiring entity (or its parent company). If such repurchase or forfeiture rights are not assigned, then such equity awards will become fully vested. Following specified change in control transactions, the vesting and exercisability of specified equity awards generally will be accelerated only if the awardee’s award agreement so specifies. The potential benefits described above are available generally to all salaried employees.

Other Compensation, Perquisites and Other Personal Benefits

Volterra does not provide its Named Executive Officers with any other compensation, material perquisites or material personal benefits. Volterra provides Named Executive Officers with personal benefits generally available to all employees, including subsidized gym memberships and nondiscriminatory group life insurance premiums paid by Volterra, the aggregate annual value of these benefits not exceeding $2,500 per year for each Named Executive Officer.

Tax and Accounting Implications

Tax Deductibility Under Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986 limits us to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Stock option awards under our 2004 Equity Incentive Plan, to the extent the board of directors or a committee of the board of directors granting such stock awards is composed solely of “outside directors,” are performance-based compensation within the meaning of Section 162(m) and, as such, are fully deductible. As noted above, Volterra’s compensation policy is primarily based upon the practice of pay-for-performance. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible. However, the Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and believes that Volterra should be able to continue to manage its executive compensation program for Named Executive Officers so as to preserve the related federal income tax deductions, although individual exceptions may occur, in a manner consistent with the best interests of our company and our stockholders.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, Volterra began accounting for stock-based payments under its stock option plans in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 123R. Under SFAS No. 123R, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Compensation expense and tax considerations relating to the expense of stock options under SFAS 123R are one of the many factors considered in the determination of stock option awards.

Evolution of our Compensation Strategy

Our compensation strategy is necessarily tied to our stage of development. Accordingly, the specific direction, emphasis and components of our executive officer compensation program continue to evolve in parallel with the evolution of our business strategy. Our Compensation Discussion and Analysis will, in the future, reflect these evolutionary changes.

Compensation Committee Report(1)

Volterra’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Volterra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

COMPENSATION COMMITTEE

Edward Ross, Chairman
Christopher Paisley
Edward Winn

 (1) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing by Volterra under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by our Named Executive Officers for the fiscal years ended December 31, 2007 and 2006. None of the Named Executive Officers received stock awards in 2007 or 2006, and Volterra does not offer any pension or deferred compensation plan or program to any officer, director or employee.

							Non-Equity
							Incentive
					Option		Plan	All Other
		Salary	Bonus		Awards		Compensation	Compensation	Total
Name and Principal Position	Year	($)(a)	($)(b)		($)(1)(c)		($)(2)(d)	$(3)(e)	($)(f)

Jeff Staszak	2007	313,269	—		362,481		—	1,146	676,896
President and Chief Executive	2006	298,138	—		359,221		56,385	1,057	714,801
Officer
Mike Burns	2007	74,423	65,000	(4)	31,843		—	387	171,653
Vice President of Finance and	2006	—	—		—		—	—	—
Chief Financial Officer
Greg Hildebrand	2007	173,946(5)	102,000	(6)	(84,811	)(7)	—	310	191,445
Former Vice President of Finance	2006	191,192	—		230,518		32,846	396	454,952
and Chief Financial Officer
Hamza Yilmaz	2007	185,192	50,000	(4)	158,293		—	968	394,453
Senior Vice President of Product	2006	—	—		—		—	—	—
Development, Engineering and Manufacturing Operations
David Lidsky	2007	212,692	30,000	(8)	177,728		—	1,146	421,566
Vice President of Design	2006	195,420	—		202,973		57,662	1,057	457,112
Engineering
William Numann	2007	203,269	30,000	(8)	212,776		—	371	446,416
Vice President of Marketing	2006	188,133	—		201,286		53,585	396	443,400

(1)	The amounts in column (c) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R of options granted to the executive, and therefore may include options granted in prior years. Assumptions used in the calculation of this amount are included in footnote 2(k) to Volterra’s audited financial statements for the fiscal year ended December 31, 2007 included in Volterra’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 4, 2008.

(2)	The amounts in column (d) reflect the cash awards to the named individuals under Volterra’s Management Bonus Plan.

(3)	The amounts in column (e) reflect payments made by Volterra on behalf of the Named Executive Officer for subsidized gym memberships and group life insurance, which is discussed in further detail above under the heading “Other Compensation, Perquisites and Other Personal Benefits.”

(4)	Consists of a new hire signing bonus paid to the Named Executive Officer, as discussed in further detail above under the heading “Cash Bonus Compensation — Hiring Bonuses”.

(5)	Includes a payment of $11,599 for accrued and unused vacation and sick days paid to Mr. Hildebrand in connection with his resignation of employment with Volterra effective October 26, 2007.

(6)	Consists of amounts paid to the Named Executive Officer for certain transition services performed in 2007, as discussed in further detail above under the heading “Potential Benefits Upon Termination or Change-in-Control-Transition Payments”.

(7)	Mr. Hildebrand resigned his employment with the Company effective October 26, 2007. As a result, options to purchase 94,719 shares of Common Stock awarded under the Company’s 2004 Equity Incentive Plan were cancelled.

(8)	Consists of discretionary performance bonuses paid to the Named Executive Officer for services rendered in 2007, as discussed in further detail above under the heading “Cash Bonus Compensation — Discretionary Bonuses”.

Grants of Plan Based Awards

The table below summarizes the total potential payments under plan based awards and option grants to the Named Executive Officers. The amounts reflected in columns (b), (c) and (d) are the potential payments the Named Executive Officers were eligible to receive under the 2007 Management Bonus Plan. No payments were actually made under the 2007 Management Bonus Plan, as reflected in column (d) of the Summary Compensation Table, provided above. The information reflected in columns (a), (e), (f) and (g) relate to stock option grants to the Named Executive Officers in connection with new hires or annual performance reviews, also included in the Outstanding Equity Awards at Fiscal Year End table provided below. The Named Executive Officers did not participate in any plan based equity incentive awards, and did not receive any other stock awards in 2007.

					All Other
					Option
					Awards:	Exercise
					Number of	Price of	Grant
					Securities	Option	Date Fair
	Grant	Estimated Future Payouts Under Non-Equity Incentive Awards(1)			Underlying	Awards	Value
Name	Date	Threshold	Target	Maximum	Options(2)	($)(3)	($)(4)
	(a)	($)	($)	($)	(e)	(f)	(g)
		(b)	(c)	(d)

Jeff Staszak	2/2/07	—	156,635	234,952	90,000	13.45	434,592
President and Chief Executive Officer
Mike Burns	9/1/07	—	22,327	33,490	100,000	10.86	383,870
Vice President of Finance and Chief Financial Officer
Greg Hildebrand(5)	2/2/07	—	52,184	78,276	30,000	13.45	144,864
Former Vice President of Finance and Chief Financial Officer
Hamza Yilmaz	3/1/07	—	55,558	83,336	150,000	14.08	758,250
Senior Vice President of Product Development, Engineering and Manufacturing Operations
David Lidsky	2/2/07	—	63,808	95,711	50,000	13.45	241,440
Vice President of Design Engineering
William Numann	2/2/07	—	60,981	91,471	60,000	13.45	289,728
Vice President of Marketing

(1)	Represents 0, 100% and 150%, respectively, of the target bonus amount for each executive officer. The target bonus amount is equal to 50% of actual salary paid in 2007 for Mr. Staszak and 30% of actual salary paid in 2007 for each of the other Named Executive Officers. Such actual salary amounts are described in column (a) to the Summary Compensation Table provided above.

(2)	The amounts in column (e) represent the number of stock options granted to the Named Executive Officers in 2007. The vesting schedules of these options are described in the Outstanding Equity Awards at Fiscal Year-End table and related footnotes, provided below.

(3)	The exercise price for the stock options is equal to the closing sales price of Volterra’s common stock as reported on the Nasdaq Global Market on the last trading day prior to the date of grant.

(4)	The amount shown in this column is the grant date fair value of the options granted computed under SFAS 123R. Assumptions used in the calculation of this amount are included in footnote 2(k) to Volterra’s audited financial statements for the fiscal year ended December 31, 2007 included in Volterra’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 4, 2008.

(5)	Mr. Hildebrand resigned on October 26, 2007. As he was not employed as of December 31, 2007, he would not have been eligible for payment of any bonus under the Bonus Plan.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the total outstanding equity awards outstanding as of December 31, 2007 held by the Named Executive Officers. As of December 31, 2007, no Stock Awards were outstanding and held by such Named Executive Officers.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options (#)	Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable		Price ($)	Date

Jeff Staszak	172,500	—		0.32	4/21/2009
President and Chief Executive	400,000	—		3.20	10/11/2010
Officer	37,500	—		3.20	4/22/2012
	70,312	4,688	(1)	5.00	1/26/2014
	61,875	28,125	(2)	14.76	2/2/2015
	31,500	40,500	(3)	19.09	2/2/2016
	—	18,000	(4)	19.09	2/2/2016
	—	90,000	(5)	13.45	2/1/2014
Mike Burns	—	100,000	(6)	10.86	8/30/2014
Vice President of Finance and Chief Financial Officer
Greg Hildebrand	40,625	—	(7)	14.76	1/26/2008
Former Vice President of Finance and	12,000	—	(7)	19.09	1/26/2008
Chief Financial Officer
Hamza Yilmaz	—	150,000	(8)	14.08	1/7/2008
Senior Vice President of Product Development, Engineering and Manufacturing Operations
David Lidsky	50,000	—		3.20	8/30/2010
Vice President of Design	25,000	—		3.20	4/22/2012
Engineering	28,125	1,875	(9)	5.00	1/26/2014
	20,625	9,375	(10)	14.76	2/2/2015
	22,500	17,500	(11)	11.12	8/23/2015
	—	30,000	(12)	19.09	2/2/2016
	—	50,000	(13)	13.45	2/1/2014
William Numann	58,125	—		3.20	11/29/2010
Vice President of Marketing	30,000	—		3.20	4/22/2012
	46,875	3,125	(14)	5.00	1/26/2014
	34,375	15,625	(15)	14.76	2/2/2015
	11,375	14,625	(16)	19.09	2/2/2016
	—	24,000	(17)	19.09	2/2/2016
	—	60,000	(18)	13.45	2/1/2014

(1)	4,688 shares subject to the option vested on January 1, 2008.

(2)	5,625 shares subject to the option vested on February 3, 2008, and an additional 5,625 shares shall vest at each subsequent quarter until the option is fully vested.

(3)	4,500 shares subject to the option vested on February 3, 2008, and an additional 4,500 shares shall vest at each subsequent quarter until the option is fully vested.

(4)	4,500 shares subject to the option shall vest on May 3, 2009, and an additional 4,500 shares shall vest at each subsequent quarter until the option is fully vested.

(5)	7,500 shares subject to the option shall vest on May 2, 2008, and 7,500 shares subject to the option shall vest at each subsequent quarter until the option is fully vested.

(6)	25,000 shares subject to the option shall vest on September 1, 2008, and an additional 6,250 shares shall vest at each subsequent quarter until the option is fully vested.

(7)	Mr. Hildebrand terminated his employment with Volterra on October 26, 2007. Such outstanding options expired on January 26, 2008, in accordance with Volterra’s standard post-employment termination expiration terms.

(8)	Under the terms of Dr. Yilmaz’s option, 37,500 shares subject to the option would have vested on March 1, 2008, an additional 9,375 shares would have vested at each subsequent quarter until the option was fully vested, and the option would have expired on February 28, 2014. Dr. Yilmaz resigned his employment with Volterra on January 7, 2008, prior to the vesting of any shares subject to the option, and his option terminated on that date.

(9)	1,875 shares subject to the option vested on January 1, 2008.

(10)	1,875 shares subject to the option vested on February 3, 2008, and an additional 1,875 shares shall vest at each subsequent quarter until the option is fully vested.

(11)	2,500 shares subject to the option vested on February 24, 2008, and an additional 2,500 shares shall vest at each subsequent quarter until the option is fully vested.

(12)	7,500 shares subject to the option shall vest on May 3, 2009, and an additional 7,500 shares shall vest at each subsequent quarter until the option is fully vested.

(13)	4,167 shares subject to the option shall vest on May 2, 2008, and an additional 4,167 shares shall vest at each subsequent quarter until the option is fully vested.

(14)	3,125 shares subject to the option vested on January 1, 2008.

(15)	3,125 shares subject to the option vested on February 3, 2008, and an additional 3,125 shares shall vest at each subsequent quarter until the option is fully vested.

(16)	1,625 shares subject to the option vested on February 3, 2008, and an additional 1,625 shares shall vest at each subsequent quarter until the option is fully vested.

(17)	6,000 shares subject to the option shall vest on May 3, 2009, and an additional 6,000 shares shall vest at each subsequent quarter until the option is fully vested.

(18)	5,000 shares subject to the option shall vest on May 2, 2008, and an additional 5,000 shares shall vest at each subsequent quarter until the option is fully vested.

Options Exercised and Stock Vested

The table below summarizes the total stock option exercises in 2007 by our Named Executive Officers. In 2007, no Stock Awards were outstanding or held by such Named Executive Officers.

Option Awards
Number of Share
	Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)

Jeff Staszak	—	—
President and Chief Executive Officer
Mike Burns	—	—
Vice President of Finance and Chief Financial Officer
Greg Hildebrand	110,156(1)	999,337(2)
Former Vice President of Finance and Chief Financial Officer
Hamza Yilmaz	—	—
Senior Vice President of Product Development, Engineering and Manufacturing Operations
David Lidsky	—	—
Vice President of Design Engineering
William Numann	—	—
Vice President of Marketing

(1)	Represents shares issued upon exercise of outstanding stock options.

(2)	Value realized on exercise equals the aggregate difference between the price of Volterra’s common stock at time of exercise, less the exercise price.

Pension Benefits and Nonqualified Deferred Compensation

Volterra does not provide pension benefits or any nonqualified deferred compensation to any executive officer or other employee.

Director Compensation

Volterra uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, Volterra considers the significant amount of time that Directors expend in fulfilling their duties to Volterra as well as the skill-level required by Volterra of members of the Board. Two of our directors at December 31, 2007, Mr. Staszak and Dr. Stratakos, are Volterra employees. On November 14, 2007, Mr. Alan King retired from the Board of Directors, and Mr. Vahid Manian was appointed as a director to fill such vacancy. On January 22, 2008, Dr. Stratakos resigned from the Board of Directors, but continues to serve as a Volterra employee in the role of Volterra’s Chief Scientist.

Cash Compensation Paid to Board Members

For the fiscal year ended December 31, 2007, members of the Board who are not Volterra employees are entitled to receive the following cash compensation in connection with their service on the Board of Directors and committees of the Board of Directors. These payments are made in equal quarterly installments.

Annual Compensation

Member of Board of Directors:	$25,000
Member of Audit Committee:	$2,500
Audit Committee Chair:	$5,000
Chair of other Board committees:	$2,500

Non-Employee Director Stock Option Program

Under the terms of the 2004 Non-Employee Directors’ Stock Option Plan, upon being elected or appointed for the first time as a non-employee director, such person shall receive an initial grant to purchase thirty thousand (30,000) shares of common stock, and at each annual meeting, each non-employee director shall automatically receive an annual grant to purchase ten thousand (10,000) shares of common stock. The initial grant shall vest in equal annual installments over a three year period, and annual grants shall on the date prior to the subsequent annual meeting. On May 30, 2007, Mr. Mel Friedman, Mr. Alan King, Mr. Christopher Paisley, Dr. Edward Ross and Mr. Edward Winn each received an option grant to purchase 10,000 shares of common stock, at an exercise price of $15.46. On November 14, 2007, Mr. Vahid Manian, a newly appointed director, received an option grant to purchase 30,000 shares of common stock, at an exercise price of $12.50. Pursuant to the terms of our 2004 Non-Employee Directors’ Stock Option Plan, the exercise price of our granted options is equal to the closing price of Volterra’s common stock as listed on the Nasdaq stock market on the last trading day immediately prior to the date of grant.

In the event that there is a specified type of change in our capital structure, such as a stock split, the number of shares reserved under the Directors’ Plan and the number of shares subject to, and exercise price of, all outstanding stock options will be appropriately adjusted.

In the event of specified corporate transactions, all outstanding options under the Directors’ Plan may be assumed, continued or substituted by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such options, then (i) with respect to any such options held by optionees then performing services for us or our affiliates, the vesting and exercisability of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of such corporate transaction and (ii) all other such outstanding options will be terminated if not exercised prior to the effective date of the corporate transaction. In the event of specified changes in control, the vesting and exercisability of outstanding options under the Directors’ Plan granted to non-employee directors whose service has not terminated prior to such change in control, other than as a condition of such change in control, will be accelerated in full.

Director Summary Compensation Table

The table below summarizes the compensation paid by Volterra to directors for the fiscal year ended December 31, 2007. Mr. Staszak, Volterra’s President and Chief Executive Officer, is not included in this table as he is a Volterra employee and thus receives no compensation for his services as a Director. Mr. Staszak is a Named Executive Officer of Volterra and his employee compensation is provided in the Summary Compensation Table and related disclosures provided above. The compensation paid to Dr. Stratakos consists of his salary and equity incentive grants in his capacity as Volterra’s Vice President of Advanced Research & Development and Chief Technology Officer. On November 14, 2007, Mr. King retired from the Board of Directors, and Mr. Manian was appointed as a director to fill such vacancy. The non-employee directors did not receive any stock awards and Volterra did not offer participation to the non-employee directors in any non-equity incentive plan compensation, any pension or any nonqualified deferred compensation plan or program.

	Fees Earned or	Option		All Other
	Paid in Cash ($)	Awards ($)(2)		Compensation ($)	Total ($)
Name(1)	(a)	(b)		(c)	(d)

Alan King	28,125	7,777	(3)	—	35,902
Mel Friedman	28,125	59,007		—	87,132
Vahid Manian	6,250	4,963		—	11,213
Christopher Paisley	31,250	54,250		—	85,500
Edward Ross	27,500	59,007		—	86,507
Anthony Stratakos	—	68,842		51,703(4)	120,545
Edward Winn	28,750	59,891		—	88,641

(1)	As of December 31, 2007, the non-employee directors held options to purchase shares of Volterra’s common stock, in the following amounts: Alan King: 9,765; Mel Friedman: 47,500; Vahid Manian: 30,000; Christopher

Paisley: 70,000; Edward Ross: 44,500; and Edward Winn: 47,500. As of December 31, 2007, Anthony Stratakos held options to purchase 442,500 shares of Volterra’s common stock.

(2)	The amounts in column (b) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R of options granted to the executive, and therefore may include options granted in prior years. The amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. Assumptions used in the calculation of this amount are included in footnote 2(k) to Volterra’s audited financial statements for the fiscal year ended December 31, 2007 included in Volterra’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 4, 2008.

(3)	Mr. King retired from our Board of Directors and committees thereof on November 14, 2007. As a result, options to purchase 12,735 shares of Common Stock awarded under the Company’s 2004 Non-Employee Director Stock Option Plan were cancelled.

(4)	Consists of Dr. Stratakos’ 2007 salary as a Volterra employee of $51,154, and includes payments of $549 made by Volterra on behalf of the Named Executive Officer as subsidized gym memberships and group life insurance, which is discussed in further detail above under the heading “Other Compensation, Perquisites and Other Personal Benefits.” Dr. Stratakos’ annualized salary in 2007 was $190,000, but was on a leave of absence for a portion of the year during which he received no salary. Dr. Stratakos does not receive any other payment in connection with his role as a Volterra director.

Compensation Committee Interlocks and Insider Participation

As previous noted, our Compensation Committee consists of Mssrs. Ross, Paisley, and Winn. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.

Certain Relationships and Related Transactions

Director and Officer Indemnification

In addition to the indemnification provided for in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, we have entered, and we intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by a director or executive officer in any action or proceeding arising out of his service as a director, officer, employee or other agent of Volterra or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Policies and Procedures for Related Party Transactions

Volterra has adopted a Code of Conduct which generally describes Volterra’s policy relating to conflicts of interest. In an effort to further avoid conflicts of interests with our executive officers or directors, or the appearance of such a conflict, Volterra has also adopted a Related Persons Transactions Policy applicable to them. Under such Related Party Transactions Policy, a “related person transaction” is described as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the company and any “related person” are, were or will be participants in which the amount involved exceeds $120,000, unless such transaction is not required to be disclosed under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. Under such policy, Volterra shall gather information relating to the immediate family members of the officers and directors, to determine whether there are any transactions or proposed transactions that must be approved or ratified. Under the policy, upon learning of a proposed related party transaction, Volterra shall submit the terms of such transaction to the Audit Committee for consideration. The Audit Committee will determine, in light of known circumstances at the time, whether such transaction is in, or is not inconsistent with, the best interests of Volterra and its stockholders, as determined by the Audit Committee in its good faith exercise of its discretion.

The Committee has determined that Volterra has not entered into any transactions that are considered Related Party Transactions.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Volterra Semiconductor Corporation stockholders will be “householding” our proxy materials. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Investor Relations, Volterra Semiconductor Corporation, 47467 Fremont Blvd., Fremont, CA 94538. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Mike Burns
Secretary

March 18, 2008

A copy of Volterra’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2007 is available without charge upon written request to: Corporate Secretary, Volterra Semiconductor Corporation, 47467 Fremont Blvd., Fremont, CA 94538.

X	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY VOLTERRA SEMICONDUCTOR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
APRIL 18, 2008
The undersigned hereby appoints Jeffrey Staszak and Mike Burns, and each of them, each with full power of substitution, to act as attorney and proxy for the undersigned to vote all shares of common stock of Volterra Semiconductor Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Fremont Marriott, 46100 Landing Parkway, Fremont, California, on Friday, April 18, 2008, at 9:00 a.m., and at any and all adjournments thereof, as follows:

Please be sure to sign and date this Proxy in the box below		Date

Stockholder sign above	__	Co-holder (if any) sign above

The Board of Directors recommends a vote “FOR” each of the listed proposals.

For all nominees
		listed below	Withhold
		(except as	Authority to vote
		marked to the	for all nominees
		contrary below)	listed below
Proposal 1:	To elect one director to hold office until the 2011 Annual Meeting of Stockholders.
Nominee:	Edward Ross
To withhold authority to vote for any nominee write such nominee’s name below:

For	Against	Abstain

Proposal 2: To ratify the selection of the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of Volterra Semiconductor Corporation for its fiscal year ending December 31, 2008.

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
This Proxy may be revoked at any time prior to the voting thereof. The undersigned acknowledge receipt from Volterra Semiconductor Corporation, prior to the execution of this Proxy, of a Notice of the Meeting, a Proxy Statement and an Annual Report to Stockholders.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING

+	+

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